EXHIBIT 99.1

PRESSRELEASE www.helixesg.com

Helix Energy Solutions Group, Inc. ●	3505 W. Sam Houston Parkway N., Suite 400	●	Houston, TX 77043	●	281-618-0400	●	fax: 281-618-0505

For Immediate Release							23-014

Date: October 23, 2023	Contact:	Erik Staffeldt
Executive Vice President & CFO

Helix Reports Third Quarter 2023 Results

HOUSTON, TX – Helix Energy Solutions Group, Inc. (“Helix”) (NYSE: HLX) reported net income of $15.6 million, or $0.10 per diluted share, for the third quarter 2023 compared to $7.1 million, or $0.05 per diluted share, for the second quarter 2023 and a net loss of $18.8 million, or $(0.12) per diluted share, for the third quarter 2022.  Helix reported adjusted EBITDA1 of $96.4 million for the third quarter 2023 compared to $71.3 million for the second quarter 2023 and $52.6 million for the third quarter 2022.

Helix reported net income of $17.5 million, or $0.11 per diluted share for the nine months ended September 30, 2023 compared to a net loss of $90.5 million, or $(0.60) per diluted share, for the nine months ended September 30, 2022.  Adjusted EBITDA for the nine months ended September 30, 2023 was $202.8 million compared to $71.9 million for the nine months ended September 30, 2022.  The table below summarizes our results of operations:

Summary of Results

($ in thousands, except per share amounts, unaudited)

	Three Months Ended			Nine Months Ended
	9/30/2023	9/30/2022	6/30/2023	9/30/2023	9/30/2022
Revenues	$395,670	$272,547	$308,817	$954,571	$585,284
Gross Profit	$80,545	$39,215	$55,349	$151,078	$19,252
	20%	14%	18%	16%	3%
Net Income (Loss)	$15,560	$(18,763)	$7,100	$17,495	$(90,493)
Basic Earnings (Loss) Per Share	$0.10	$(0.12)	$0.05	$0.12	$(0.60)
Diluted Earnings (Loss) Per Share	$0.10	$(0.12)	$0.05	$0.11	$(0.60)
Adjusted EBITDA[1]	$96,385	$52,568	$71,292	$202,771	$71,853
Cash and Cash Equivalents[2]	$168,370	$162,268	$182,651	$168,370	$162,268
Net Debt[1]	$58,887	$98,807	$78,317	$58,887	$98,807
Cash Flows from Operating Activities	$31,611	$24,650	$31,501	$57,720	$1,396
Free Cash Flow[1]	$23,366	$21,847	$30,246	$41,920	$(3,594)

Owen Kratz, President and Chief Executive Officer of Helix, stated, “The efforts of our team are paying off, and with the improving market, we achieved our highest quarterly revenue and EBITDA since 2014, with sequential improvements realized in all of our business segments.  Our third quarter results benefitted from seasonally strong utilization in the North Sea and Gulf of Mexico.  Our Well Intervention segment saw a significant increase in activity with the Q7000 working a full quarter and the Q4000 completing dry dock activities at the end of July.  Our Robotics segment continues to perform at high levels with strong trenching activities in Europe and Asia Pacific.  Our Shallow Water Abandonment segment is performing well, and we enhanced our competitive position with the acquisition of five additional P&A systems during the third quarter.  We expect to finish 2023 with strong seasonally adjusted performance, establishing a solid foundation for further improvements in 2024.”

(

[1] Adjusted EBITDA, Net Debt and Free Cash Flow are non-GAAP measures; see reconciliations below
[2] Excludes restricted cash of $2.5 million as of 9/30/22

Segment Information, Operational and Financial Highlights

($ in thousands, unaudited)

	Three Months Ended			Nine Months Ended
	9/30/2023	9/30/2022	6/30/2023	9/30/2023	9/30/2022
Revenues:
Well Intervention	$225,367	$143,925	$154,221	$522,026	$356,583
Robotics	75,646	56,182	70,050	194,918	143,383
Shallow Water Abandonment[1]	87,272	67,401	76,306	212,959	67,401
Production Facilities	24,469	18,448	23,128	68,502	54,420
Intercompany Eliminations	(17,084)	(13,409)	(14,888)	(43,834)	(36,503)
Total	$395,670	$272,547	$308,817	$954,571	$585,284

Income (Loss) from Operations:
Well Intervention	$16,120	$(1,304)	$3,380	$11,357	$(55,610)
Robotics	20,665	11,708	17,467	43,226	22,854
Shallow Water Abandonment[1]	27,624	16,320	19,762	54,208	16,320
Production Facilities	8,886	6,068	7,774	21,817	17,964
Change in Fair Value of Contingent Consideration	(16,499)	—	(10,828)	(31,319)	—
Corporate / Other / Eliminations	(20,568)	(20,566)	(17,350)	(51,159)	(41,255)
Total	$36,228	$12,226	$20,205	$48,130	$(39,727)

1 Shallow Water Abandonment includes the results of Helix Alliance beginning July 1, 2022, the date of acquisition

Segment Results

Well Intervention

Well Intervention revenues increased $71.1 million, or 46%, during the third quarter 2023 compared to the prior quarter primarily due to higher revenues on the Q4000 and Q7000 and higher rates in the North Sea.  Revenues increased on the Q4000 in the Gulf of Mexico due to higher utilization as the vessel recommenced operations late July after undergoing its regulatory dry dock during most of the prior quarter.  The Q7000 was in operations throughout the quarter, achieving 88% utilization, whereas during the prior quarter the vessel recognized revenue over 27 days following its paid transit and mobilization to New Zealand during which all revenues were deferred.  North Sea revenues benefitted from improving rates in the third quarter.  Overall Well Intervention vessel utilization increased to 92% during the third quarter 2023 compared to 84% during the prior quarter.  Well Intervention operating income increased $12.7 million during the third quarter 2023 compared to the prior quarter.  The improvement in operating results was primarily due to higher revenues during the third quarter.

Well Intervention revenues increased $81.4 million, or 57%, during the third quarter 2023 compared to the third quarter 2022.  The increase was primarily due to higher revenues on the Q7000 and higher rates in the North Sea and in Brazil.  During the third quarter 2023, the Q7000 operated throughout the quarter, achieving 88% utilization at higher rates, compared to being utilized 59% during the third quarter 2022 following scheduled regulatory maintenance.  North Sea revenues improved during the third quarter 2023 with higher day rates and a stronger British pound compared to the third quarter 2022, and revenues in Brazil increased primarily due to higher rates as both Siem Helix vessels commenced long-term contracts with improved day rates at the end of 2022.  Overall Well Intervention vessel utilization increased to 92% during the third quarter 2023 compared to 87% during the third quarter 2022.  Well Intervention generated operating income of $16.1 million during the third quarter 2023 compared to operating losses of $1.3 million during the third quarter 2022.  The improvement in operating results was primarily due to higher revenues during 2023.

Robotics

Robotics revenues increased $5.6 million, or 8%, during the third quarter 2023 compared to the prior quarter.  The increase in revenues was due to seasonally higher vessel days and ROV utilization during the third quarter 2023 compared to the prior quarter.  Chartered vessel activity increased to 506 days compared to 435 days, and vessel utilization increased to 97% during the third quarter 2023 compared to 96% during the prior quarter.  Vessel days included 92 spot vessel days during the third quarter 2023 compared to 113 spot vessel days during the prior quarter.  ROV and trencher utilization increased to 67% during the third quarter 2023 compared to 58% during the prior quarter.  Integrated vessel trenching days increased to 276 days during the third quarter 2023 compared to 194 days during the prior quarter.  The i-Plough trencher and the IROV boulder grab were idle during the third quarter 2023, whereas during the second quarter 2023 the i-Plough had 58 days of utilization as a stand-alone trencher performing site clearance on a third-party vessel and the IROV had 83 days of utilization performing seabed clearance operations on the U.S. east coast.  Robotics operating income increased $3.2 million during the third quarter 2023 compared to the prior quarter due to higher revenues.

Robotics revenues increased $19.5 million, or 35%, during the third quarter 2023 compared to the third quarter 2022 due to higher chartered vessel and ROV activities and rates during the current year.  Chartered vessel days increased to 506 days during the third quarter 2023 compared to 376 days during the third quarter 2022.  Vessel days included 92 spot vessel days during the third quarter 2023 compared to 100 spot vessel days during the third quarter 2022.  Chartered vessel utilization declined slightly to 97% during the third quarter 2023 compared to 98% in the prior year.  ROV and trencher utilization increased to 67% during the third quarter 2023 compared to 66% during the third quarter 2022, and the third quarter 2023 included 276 days of integrated vessel trenching compared to 176 days during the third quarter 2022.  Robotics operating income increased $9.0 million during the third quarter 2023 compared to the third quarter 2022 primarily due to higher revenues.

Shallow Water Abandonment

Shallow Water Abandonment revenues increased $11.0 million, or 14%, during the third quarter 2023 compared to the previous quarter.  The increase in revenues reflected higher vessel activity and higher rates, offset partially by lower system utilization.  Overall vessel utilization was 89% during the third quarter 2023 compared to 78% during the prior quarter.  Plug and Abandonment and Coiled Tubing systems achieved 1,531 days of utilization, or 74%, during the third quarter 2023 compared to 1,554 days of utilization, or 81%, during the prior quarter.  Utilization in the third quarter includes the acquisition of five P&A systems in September.  The Epic Hedron heavy lift barge achieved a full quarter of utilization during the third quarter 2023 compared to 72 days, or 79%, during the prior quarter.  Shallow Water Abandonment operating income increased $7.9 million during the third quarter 2023 compared to the prior quarter primarily due to higher revenue during the third quarter.

Shallow Water Abandonment revenues increased $19.9 million, or 29%, during the third quarter 2023 compared to the third quarter 2022.  The increase in revenues reflected higher vessel and system utilization and rates in the third quarter 2023.  Overall vessel utilization was 89% during the third quarter 2023 compared to 80% during the third quarter 2022.  Plug and Abandonment and Coiled Tubing systems achieved 1,531 days of utilization, or 74%, during the third quarter 2023 compared to 1,077 days of utilization, or 59%, during the third quarter 2022.  The Epic Hedron heavy lift barge achieved a full quarter of utilization during the third quarter 2023 compared to 38 days, or 41%, during the third quarter 2022.  Shallow Water Abandonment operating income increased $11.3 million during the third quarter 2023 compared to the third quarter 2022 due to higher revenue in 2023.

Production Facilities

Production Facilities revenues increased $1.3 million, or 6%, during the third quarter 2023 compared to the prior quarter due to higher oil and gas prices, offset in part by lower oil and gas production due to the Thunder Hawk wells being shut-in at the end of the third quarter.  Production Facilities operating income increased $1.1 million during the third quarter 2023 compared to the prior quarter due to higher revenues.

Production Facilities revenues increased $6.0 million, or 33%, during the third quarter 2023 compared to the third quarter 2022 primarily due to higher oil and gas production, offset in part by lower oil and gas prices during the current year.  Production Facilities operating income increased $2.8 million during the third quarter 2023 due primarily to higher revenues.

Selling, General and Administrative and Other

Selling, General and Administrative

Selling, general and administrative expenses were $27.8 million, or 7.0% of revenue, during the third quarter 2023 compared to $24.0 million, or 7.8% of revenue, during the prior quarter.  The increase during the third quarter was primarily due to higher compensation costs compared to the prior quarter.

Change in Fair Value of Contingent Consideration

Change in fair value of contingent consideration related to our acquisition of Alliance was $16.5 million during the third quarter 2023 and reflects an increase in the fair value of the estimated earn-out payable in 2024.

Other Income and Expenses

Other expense, net was $8.3 million during the third quarter 2023 compared to $5.7 million during the prior quarter.  Other expense, net during the third quarter 2023 primarily includes foreign currency losses related to the approximate 4% depreciation of the British pound primarily on U.S. dollar denominated intercompany debt in our U.K. entities.

Cash Flows

Operating cash flows were $31.6 million during the third quarter 2023 compared to $31.5 million during the prior quarter and $24.7 million during the third quarter 2022.  Operating cash flows during the third quarter 2023 benefited from higher operating income and lower regulatory certification costs compared to the prior quarter, but that increase was offset by higher working capital outflows during the third quarter.   Operating cash flows during the third quarter 2023 increased compared to the prior year due to higher operating income offset in part by higher regulatory certification costs and working capital outflows in 2023.  Cash paid for regulatory recertifications for our vessels and systems, which are included in operating cash flows, were $17.9 million during the third quarter 2023 compared to $24.2 million during the prior quarter and $9.9 million during the third quarter 2022.

Capital expenditures, which are included in investing cash flows, totaled $8.2 million during the third quarter 2023 compared to $1.3 million during the prior quarter and $2.8 million during the third quarter 2022.

Free Cash Flow was $23.4 million during the third quarter 2023 compared to $30.2 million during the prior quarter and $21.8 million during the third quarter 2022.  (Free Cash Flow is a non-GAAP measure.  See reconciliation below.)

Share Repurchases

Share repurchases pursuant to our share repurchase program during the third quarter 2023 totaled approximately 174,000 Helix common shares for approximately $1.9 million, an average purchase price of $11.08 per share.  Year to date share repurchases totaled approximately 1.6 million Helix common shares for approximately $12.0 million, an average purchase price of $7.57 per share.

Financial Condition and Liquidity

Cash and cash equivalents were $168.4 million at September 30, 2023.  Available capacity under our ABL facility at September 30, 2023 was $110.2 million, resulting in total liquidity of $278.6 million.  During the third quarter 2023, we cash-settled at maturity for $30.4 million the remaining 2023 convertible senior notes.  At September 30, 2023 we had $227.3 million of remaining long-term debt and Net Debt of $58.9 million.  (Net Debt is a non-GAAP measure.  See reconciliation below.)

* * * * *

Conference Call Information

Further details are provided in the presentation for Helix’s quarterly teleconference to review its third quarter 2023 results (see the “For the Investor” page of Helix’s website, www.helixesg.com).  The teleconference, scheduled for Tuesday, October 24, 2023, at 9:00 a.m. Central Time, will be audio webcast live from the “For the Investor” page of Helix’s website.  Investors and other interested parties wishing to participate in the teleconference may join by dialing 1-877-283-6519 for participants in the United States and 1-312-429-1275 for international participants.  The passcode is “Staffeldt.”  A replay of the webcast will be available on the “For the Investor” page of Helix’s website by selecting the “Audio Archives” link beginning approximately two hours after the completion of the event.

About Helix

Helix Energy Solutions Group, Inc., headquartered in Houston, Texas, is an international offshore energy services company that provides specialty services to the offshore energy industry, with a focus on well intervention, robotics and full field decommissioning operations.  Our services are centered on a three-legged business model well positioned for a global energy transition by maximizing production of existing oil and gas reserves, decommissioning end-of-life oil and gas fields and supporting renewable energy developments.  For more information about Helix, please visit our website at www.helixesg.com.

Non-GAAP Financial Measures

Management evaluates operating performance and financial condition using certain non-GAAP measures, primarily EBITDA, Adjusted EBITDA, Free Cash Flow and Net Debt.  We define EBITDA as earnings before income taxes, net interest expense, gains or losses on extinguishment of long-term debt, gains and losses on equity investments, net other income or expense, and depreciation and amortization expense.  Non-cash impairment losses on goodwill and other long-lived assets are also added back if applicable.  To arrive at our measure of Adjusted EBITDA, we exclude the gain or loss on disposition of assets, acquisition and integration costs, the change in fair value of the contingent consideration and the general provision (release) for current expected credit losses, if any.  We define Free Cash Flow as cash flows from operating activities less capital expenditures, net of proceeds from sale of assets. Net Debt is calculated as long-term debt including current maturities of long-term debt less cash and cash equivalents and restricted cash.

We use EBITDA, Adjusted EBITDA, Free Cash Flow and Net Debt to monitor and facilitate internal evaluation of the performance of our business operations, to facilitate external comparison of our business results to those of others in our industry, to analyze and evaluate financial and strategic planning decisions regarding future investments and acquisitions, to plan and evaluate operating budgets, and in certain cases, to report our results to the holders of our debt as required by our debt covenants.  We believe that our measures of EBITDA, Adjusted EBITDA, Free Cash Flow and Net Debt provide useful information to the public regarding our operating performance and ability to service debt and fund capital expenditures and may help our investors understand and compare our results to other companies that have different financing, capital and tax structures.  Other companies may calculate their measures of EBITDA, Adjusted EBITDA, Free Cash Flow and Net Debt differently from the way we do, which may limit their usefulness as comparative measures. EBITDA, Adjusted EBITDA, Free Cash Flow and Net Debt should not be considered in isolation or as a substitute for, but instead are supplemental to, income from operations, net income, cash flows from operating activities, or other income or cash flow data prepared in accordance with GAAP.  Users of this financial information should consider the types of events and transactions that are excluded from these measures.  See reconciliation of the non-GAAP financial information presented in this press release to the most directly comparable financial information presented in accordance with GAAP.  We have not provided reconciliations of forward-looking non-GAAP financial measures to comparable GAAP measures due to the challenges and impracticability with estimating some of the items without unreasonable effort, which amounts could be significant.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks, uncertainties and assumptions that could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, any statements regarding: our plans, strategies and objectives for future operations; visibility and future utilization; energy transition or energy security; any projections of financial items including projections as to guidance and other outlook information; our share repurchase authorization or program; our ability to identify, effect and integrate acquisitions, joint ventures or other transactions, including the integration of the Alliance acquisition and the earn-out payable in connection therewith; oil price volatility and its effects and results; our protocols and plans; our current work continuing; the spot market; our spending and cost management efforts and our ability to manage changes; future operations expenditures; our ability to enter into, renew and/or perform commercial contracts; developments; our environmental, social and governance (“ESG”) initiatives; future economic conditions or performance; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing.  Forward-looking statements are subject to a number of known and unknown risks, uncertainties and other factors that could cause results to differ materially from those in the forward-looking statements, including but not limited to market conditions; results from acquired properties; demand for our services; the performance of contracts by suppliers, customers and partners; actions by governmental and regulatory authorities; operating hazards and delays, which include delays in delivery, chartering or customer acceptance of assets or terms of their acceptance; our ability to secure and realize backlog; the effectiveness of our ESG initiatives and disclosures; human capital management issues; complexities of global political and economic developments; geologic risks; volatility of oil and gas prices and other risks described from time to time in our filings with the Securities and Exchange Commission (“SEC”), including our most recently filed Annual Report on Form 10-K, which are available free of charge on the SEC’s website at www.sec.gov.  We assume no obligation and do not intend to update these forward-looking statements, which speak only as of their respective dates, except as required by law.

HELIX ENERGY SOLUTIONS GROUP, INC.

Comparative Condensed Consolidated Statements of Operations

	Three Months Ended Sep. 30,		Nine Months Ended Sep. 30,
(in thousands, except per share data)	2023	2022	2023	2022

	(unaudited)		(unaudited)

Net revenues	$395,670	$272,547	$954,571	$585,284
Cost of sales	315,125	233,332	803,493	566,032
Gross profit	80,545	39,215	151,078	19,252
Gain on disposition of assets, net	—	—	367	—
Acquisition and integration costs	—	(762)	(540)	(2,349)
Change in fair value of contingent consideration	(16,499)	(2,664)	(31,319)	(2,664)
Selling, general and administrative expenses	(27,818)	(23,563)	(71,456)	(53,966)
Income (loss) from operations	36,228	12,226	48,130	(39,727)
Equity in earnings of investment	—	78	—	8,262
Net interest expense	(4,152)	(4,644)	(12,567)	(14,617)
Other expense, net	(8,257)	(20,271)	(10,553)	(37,623)
Royalty income and other	78	348	2,116	3,286
Income (loss) before income taxes	23,897	(12,263)	27,126	(80,419)
Income tax provision	8,337	6,500	9,631	10,074
Net income (loss)	$15,560	$(18,763)	$17,495	$(90,493)

Earnings (loss) per share of common stock:
Basic	$0.10	$(0.12)	$0.12	$(0.60)
Diluted	$0.10	$(0.12)	$0.11	$(0.60)

Weighted average common shares outstanding:
Basic	150,550	151,331	151,031	151,226
Diluted	153,622	151,331	153,936	151,226

Comparative Condensed Consolidated Balance Sheets

	Sep. 30, 2023	Dec. 31, 2022
(in thousands)	(unaudited)

ASSETS

Current Assets:
Cash and cash equivalents	$168,370	$186,604
Restricted cash	—	2,507
Accounts receivable, net	308,023	212,779
Other current assets	78,584	58,699
Total Current Assets	554,977	460,589

Property and equipment, net	1,574,910	1,641,615
Operating lease right-of-use assets	181,610	197,849
Deferred recertification and dry dock costs, net	75,778	38,778
Other assets, net	47,477	50,507
Total Assets	$2,434,752	$2,389,338

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$142,217	$135,267
Accrued liabilities	178,118	73,574
Current maturities of long-term debt	8,749	38,200
Current operating lease liabilities	61,191	50,914
Total Current Liabilities	390,275	297,955

Long-term debt	218,508	225,875
Operating lease liabilities	129,455	154,686
Deferred tax liabilities	105,823	98,883
Other non-current liabilities	60,173	95,230
Shareholders' equity	1,530,518	1,516,709
Total Liabilities and Equity	$2,434,752	$2,389,338

Helix Energy Solutions Group, Inc.

Reconciliation of Non-GAAP Measures

	Three Months Ended			Nine Months Ended
(in thousands, unaudited)	9/30/2023	9/30/2022	6/30/2023	9/30/2023	9/30/2022

Reconciliation from Net Income (Loss) to Adjusted EBITDA:
Net income (loss)	$15,560	$(18,763)	$7,100	$17,495	$(90,493)
Adjustments:
Income tax provision	8,337	6,500	3,312	9,631	10,074
Net interest expense	4,152	4,644	4,228	12,567	14,617
Other expense, net	8,257	20,271	5,740	10,553	37,623
Depreciation and amortization	43,249	35,944	39,227	120,013	102,590
Gain on equity investment	—	(78)	—	—	(8,262)
EBITDA	79,555	48,518	59,607	170,259	66,149
Adjustments:
Gain on disposition of assets, net	—	—	—	(367)	—
Acquisition and integration costs	—	762	309	540	2,349
Change in fair value of contingent consideration	16,499	2,664	10,828	31,319	2,664
General provision for current expected credit losses	331	624	548	1,020	691
Adjusted EBITDA	$96,385	$52,568	$71,292	$202,771	$71,853

Free Cash Flow:
Cash flows from operating activities	$31,611	$24,650	$31,501	$57,720	$1,396
Less: Capital expenditures, net of proceeds from sale of assets	(8,245)	(2,803)	(1,255)	(15,800)	(4,990)
Free Cash Flow	$23,366	$21,847	$30,246	$41,920	$(3,594)

Net Debt:
Long-term debt including current maturities	$227,257	$263,581	$260,968	$227,257	$263,581
Less: Cash and cash equivalents and restricted cash	(168,370)	(164,774)	(182,651)	(168,370)	(164,774)
Net Debt	$58,887	$98,807	$78,317	$58,887	$98,807